ARIK ESHEL, CPA & ASSOC., PC	462 7th Avenue
14th Floor
New York, NY 10018 P: (212) 302-7900
F: (212) 244-2932 www.aecpa.com

January 11, 2012

Office of the Chief Accountant
Securities and Exchange Commission
460 Fifth Street N. W.
Washington, DC 20549

Re: Netfabric Holdings, Inc. n/k/a XCel Brands, Inc.

Commission File Number 000-31553

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Netfabric Holdings, Inc. in Item 4.01(a) of its Form 8-K/A dated September 29, 2011, captioned "Changes in Registrant's Certifying Accountant".  We have no basis on which to agree or disagree with any other statements made in the Current Report on Form 8-K/A.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Sincerely,

/s/ Arik Eshel, CPA & Assoc., PC

ARIK ESHEL, CPA & ASSOC., PC